Exhibit 10.2

FORBEARANCE AGREEMENT

This Forbearance Agreement (the “Agreement”) is entered into as of April 1, 2003 by and among:

Cybex International, Inc. (hereinafter, the “Borrower”), a New York corporation with its principal executive offices at 10 Trotter Drive, Medway, Massachusetts;

The subsidiaries of the Borrower identified on the signature pages hereto (individually, a “Guarantor” and collectively, the “Guarantors”);

The Lenders party to the Credit Agreement (defined below) (hereinafter collectively, the “Lenders”);

Wachovia Bank National Association, as Agent for the Lenders (hereinafter, in such capacity, the “Administrative Agent”), having an office at One First Union Center, 301 South College Street, Charlotte, North Carolina,

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

WITNESSETH:

1.	Background. The Administrative Agent, the Lenders, the Borrower, and the Guarantors entered into an Amended and Restated Credit Agreement as of December 21, 2001 (as amended and in effect, the “Credit Agreement”), pursuant to which the Lenders established, subject to the terms therein contained, revolving credit, letter of credit, and term loan facilities in favor of the Borrower. The Guarantors have unconditionally guarantied the payment and performance of the Borrower’s Obligations to the Administrative Agent and the Lenders.

The Obligations of the Borrower and the Guarantors are secured by perfected mortgage and security interests in and to all of the Borrower’s and Guarantors’ assets, including, without limitation, all of their respective accounts, inventory, equipment, general intangibles, trademarks, patents, investment property, and real estate (collectively, the “Collateral”).

Certain Events of Default have arisen under the Credit Agreement, and the Borrower and the Guarantors have requested that, notwithstanding the occurrence of such Events of Default, the Administrative Agent and the Lenders agree to forbear from exercising their rights and remedies upon default on account of such Events of Default and to permit the Borrower to obtain Revolving Loans notwithstanding the existence of such Events of Default. The Administrative Agent and the Lenders are willing to so forbear BUT ONLY upon the terms and conditions set forth herein.

NOW THEREFORE, the parties agree as follows:

2.	Definitions.

a.	All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

b.	“Crisis Manager” means Argus Management Corporation, which is the consultant engaged by the Borrower and the Guarantors at their own expense in order to aid and assist in connection with their respective business operations.

c.	“Existing Defaults” means those events described on Schedule 1 hereto.

d.	“Investment Banker” means Legg, Mason Wood Walker Incorporated, which is the company engaged by the Borrower and the Guarantors at their own expense in order to aid and assist in connection with the retirement in full of the Obligations, including a sale of their businesses.

3.	Outstanding Obligations.

a.	The Borrower and the Guarantors each acknowledge and agree that, as of April 1, 2003, they are jointly and severally obligated to the Administrative Agent and the Lenders under the Credit Agreement and other Credit Documents as follows:

Revolving Loans
Principal:	$
Interest	$

Term Loan A
Principal:	$
Interest:	$

Term Loan B
Principal:	$
Interest:	$

LOC Reimbursement Term Loans
Principal:	$
Interest:	$

Letters of Credit
Face Amount:	$

b.	In addition, the Borrower and Guarantors acknowledge and agree that, in accordance with the terms of the Credit Agreement, the Borrower and the Guarantors are obligated to the Administrative Agent and the Lenders on account of Administrative Agent’s Fees, Commitment Fees, Letter of Credit Fees, Issuing Lender Fees, Deferred Fee together with costs and expenses, including, without limitation, attorneys’ fees, all whether accrued or now due or hereafter accruing or becoming due.

c.	The Borrower and the Guarantors each further acknowledge and agree that they do not have any offsets, defenses, claims, or counterclaims against the Administrative Agent or any of the Lenders with respect to the Credit Agreement, any other Credit Documents, or otherwise, and to the extent that any such offsets, defenses, claims, or counterclaims may exist, the Borrower and each Guarantor hereby WAIVES and RELEASES the Administrative Agent and the Lenders from same.

d.	The Borrower and each Guarantor hereby ratifies and confirms that the Obligations owed to the Administrative Agent and the Lenders (as modified hereby) are secured by the Collateral.

4.	Forbearance Period.

a.	Notwithstanding the Existing Defaults, and without waiving the same, the Administrative Agent and the Lenders agree to forbear from accelerating the time for payment of the Obligations, and from exercising their remedies upon default under the Credit Documents until the earlier of (i) June 30, 2003 (subject to extension as provided in Paragraph 4(b) below), or (ii) the occurrence of a Termination Event (as defined herein). The period commencing as of the date hereof and ending on the earlier of (i) or (ii) above shall hereinafter be referred to as the “Forbearance Period”.

b.	In the event that the Borrower satisfies the conditions set forth in Paragraph 5(a)(i) hereof, time being of the essence, the Administrative Agent and the Lenders shall extend the date set forth in Paragraph 4(a)(i) hereof until August 31, 2003.

5.	Forbearance Terms. The Administrative Agent’s and the Lenders’ agreement to forbear is subject to the following terms and conditions:

a.	Sale of Borrower and Guarantors. The Borrower and Guarantors have advised the Administrative Agent and the Lenders that they intend to take all necessary steps to repay the outstanding Obligations, including through the proceeds of the sale of the Borrower and its subsidiaries. In connection with such sale, the Borrower and the Guarantors hereby agree as follows:

i.	By no later than June 30, 2003, the Borrower shall provide the Administrative Agent with a copy of a letter of intent (“LOI”) for the purchase and sale of the Borrower and its subsidiaries which the Borrower has accepted and which is on such terms as may be acceptable to the Lenders in their sole and exclusive discretion.

ii.	By no later than August 30, 2003 (or such later date as the Lenders, in their sole discretion, may agree), the Borrower shall have consummated the transaction evidenced by the LOI, on the terms set forth therein or other terms reasonably acceptable to the Lenders.

b.	No Implied Consent. The Borrower and the Guarantors hereby acknowledge and agree as follows: (i) the sale of the capital stock or assets of the Borrower and/or the Guarantors is expressly prohibited by the terms of the Credit Documents, (ii) neither the Administrative Agent nor the Lenders have consented to the consummation of any such sale, (iii) the Borrower and the Guarantors may not enter into any agreement relating to, or consummate any such sale without first obtaining the written consent of the Lenders, which consent may be withheld by the Lenders for any reason in their sole discretion, and (iv) the Lenders shall not be obligated to extend the Forbearance Period in order to permit the consummation of any such sale. Further, in connection with any such proposed sale, the Borrower and the Guarantors agree to:

i.	Provide the Administrative Agent with copies of any offers, letters of intent, notices, term sheets, draft agreements and related information within one Business Day of the date received by any of the Borrower, Guarantors, the Crisis Manager or the Investment Banker;

ii.	Keep the Administrative Agent apprised in a timely fashion of all material developments in connection with their efforts to consummate any such sale.

iii.	Upon the request of the Administrative Agent and the Lenders, make their respective officers, directors, employees, and agents, including, without limitation, the Crisis Manager and Investment Banker, available to discuss the status of any such sale with the Administrative Agent and the Lenders, at such times as may be requested by the Administrative Agent.

c.	Consultants.

During the Forbearance Period, the Borrower and the Guarantors shall continue to engage the Crisis Manager in compliance with Section 5.20 of the Credit Agreement and the Investment Banker in accordance with Section 5.21 of the Credit Agreement (except that the Investment Banker shall be directed to pursue the sale of the Borrower and its subsidiaries).

d.	Amortization of Term Loans; Payment of Deferred Fee. All regularly scheduled principal payments required to be made on account of Term Loan A and Term Loan B from April 1, 2003 through the expiration of the Forbearance Period, as well as the payment of the Deferred Fee which was due on March 31, 2003, shall be extended and shall become due on the earlier of the expiration of the Forbearance Period, or the consummation of a sale of the Borrower and/or any of its subsidiaries.

e.	Mandatory Prepayments of Term Loan A and Term Loan B. During the Forbearance Period, the Borrower shall continue to make all payments required under Section 2.5(b) of the Credit Agreement as and when due.

f.	Interest Rate. Interest shall continue to accrue on the Obligations, and be payable, at the rates set forth in Sections 2.1 (d) and 2.2(c) of the Credit Agreement, provided that upon the occurrence of a Termination Event, interest shall be deemed to have accrued from and after April 1, 2003, and shall be payable, at the rate set forth in Section 2.4(a) of the Credit Agreement.

g.	Satisfaction of Obligations. Notwithstanding any provision of the Credit Documents to the contrary, the Obligations shall become immediately due and payable in full without notice or demand by the Administrative Agent upon the expiration of the Forbearance Period.

h.	Reimbursement of Expenses. Upon the execution of this Agreement, the Borrower shall pay all costs and expenses of the Administrative Agent and the Lenders, including, without limitation, attorneys’ fees and expenses incurred in connection with the negotiation and preparation of this Agreement and otherwise.

i.	Additional Subordinated Debt. The Borrower and Guarantors acknowledge that the Lenders are not obligated to make any Revolving Loan if, as a result thereof, the lesser of the Revolving Committed Amount or the Borrowing Base would be exceeded. In the event that the Borrower and Guarantors require additional funding beyond that which the Lenders have agreed to provide, the Borrower and the Guarantors shall issue unsecured subordinated Debt to UM Holdings Ltd (or another Person reasonably satisfactory to the Lenders) in such amounts as may be necessary from time to time to fund their operations and otherwise on terms reasonably acceptable to the Lenders, it being further understood that any further advances from UM Holdings Ltd. Shall be at its sole discretion. Without limiting the foregoing, such Debt shall provide that no payments of principal or interest thereon shall be made until the Obligations are irrevocably paid in full, a Back to Back LOC issued in favor of the Administrative Agent, and all obligations of the Lenders to make Loans terminated. Such Debt shall be subject to a subordination agreement in favor of and reasonably satisfactory to the Lenders

6.	Ratification of Credit Documents. The Borrower and the Guarantors hereby ratify, confirm, and reaffirm, each of the terms and conditions of the Credit Documents, and warrant and represent that all of the terms and conditions of the Credit Documents remain in full force and effect and the Borrower and Guarantors shall comply therewith in all respects (except as provided herein). The Borrower and the Guarantors hereby ratify and confirm each of the representations and warranties set forth in the Credit Documents.

7.	Conditions to Effectiveness. This Agreement shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Administrative Agent and the Lenders:

a.	This Agreement shall have been duly executed and delivered by the respective parties hereto and, shall be in full force and effect.

b.	All action on the part of the Borrower and each Guarantor necessary for the valid execution, delivery and performance by the Borrower and each Guarantor of this Agreement shall have been duly and effectively taken and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.

c.	The Borrower shall have paid to the Administrative Agent and the Lenders all amounts required to be paid pursuant to Paragraph 5(h) of this Agreement.

d.	Except for the Existing Defaults, no Default or Event of Default shall have occurred and be continuing.

e.	The Borrower, the Guarantors, UM Holdings Ltd and John Aglialoro shall have executed and delivered to the Administrative Agent and the Lenders a general release in the form of Exhibit “A” hereto.

f.	The Borrower and the Guarantors shall have provided such additional instruments and documents to the Administrative Agent and the Lenders as the Administrative Agent and the Administrative Agent’s counsel may have reasonably requested.

8.	Termination Events. The occurrence of any one of the following events shall constitute a “Termination Event”) within the meaning of this Agreement:

a.	The occurrence of any Default or Event of Default after the date hereof under any of the Credit Documents, other than any Existing Defaults;

b.	The failure of the Borrower and/or Guarantors to satisfy the terms and conditions of this Agreement as and when due;

c.	The termination or material modification (not consented to by the Lenders) of any transaction set forth in the LOI delivered to the Lenders pursuant to Paragraph 5(a) hereof;

d.	The determination by the Lenders that any representation or warranty made to the Lenders by the Borrower and/or Guarantors was not true, correct and accurate in any material respect when made or given.

9.	Rights Upon Occurrence of Termination Event. Upon the occurrence of any Termination Event, the Forbearance Period may, at the option of the Lenders, immediately be terminated, and upon such termination, the Administrative Agent and the Lenders may immediately proceed to enforce all of their contractual and other rights and remedies against the Borrower and Guarantors, including without limitation, the foreclosure of the Collateral. The Borrower and the Guarantor shall cooperate with the Administrative Agent and the Lenders in connection with the disposition of the Collateral.

10.	General.

a.	This Agreement shall be binding upon the Borrower and the Guarantors and their respective successors and assigns and shall enure to the benefit of the Administrative Agent, the Lenders, and their respective successors and assigns.

b.	Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

c.	In entering into this Agreement, the Administrative Agent and the Lenders are not waiving any Existing Defaults. Further, the rights, remedies, powers, privileges, and discretions of the Administrative Agent and the Lenders hereunder shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No delay or omission by the Administrative Agent or the Lenders in exercising or enforcing any of their rights and remedies hereunder or under the Credit Documents or otherwise shall operate as, or constitute, a waiver thereof. No waiver by the Administrative Agent or the Lenders of any default under any other agreement shall operate as a waiver of any other default hereunder, now existing or hereafter arising, or under any other agreement. No waiver by the Administrative Agent or the Lenders of any of their rights and remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver.

d.	This Agreement incorporates all discussions and negotiations among the Borrower, the Guarantors, the Administrative Agent and the Lenders, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions hereof. No modification, amendment, or waiver of any provision of this Agreement or of any provision of any other agreement between the Borrower, the Guarantors, the Administrative Agent or the Lenders shall be effective unless executed in writing by the party to be charged with such modification, amendment and waiver, and if such party shall be the Administrative Agent and the Lenders, then by a duly authorized officer thereof.

e.	Except as modified hereby, all terms and conditions of the Credit Agreement and the other Credit Documents remain in full force and effect. The Borrower and each Guarantor shall continue to comply with all of the other terms and conditions of the Credit Agreement and other Credit Documents, as modified hereby.

f.	The Borrower and the Guarantors each agree not to commence, or to consent to the commencement of, any proceeding by or against any of them under the Bankruptcy Code. Notwithstanding the foregoing, the Borrower and the Guarantors hereby agree that in the event that any Petition for Relief is filed by or against any one or more of the Borrower or the Guarantors under the United States Bankruptcy Code, then the Administrative Agent and the Lenders shall be (i) entitled to immediate and complete relief from the automatic stay, and (ii) permitted to proceed to protect and enforce its rights and remedies under applicable state law. The Borrower and the Guarantors each hereby expressly assent to any motion filed by the Administrative Agent and the Lenders seeking relief from the automatic stay and each expressly WAIVES the protections afforded under Section 362 of the United States Bankruptcy Code with respect to the Administrative Agent and the Lenders.

g.	The Borrower and each of the Guarantors make the following waiver knowingly, voluntarily, and intentionally, and understand that the Administrative Agent and the Lenders, in entering into this Agreement, is relying thereon. THE BORROWER AND EACH OF THE GUARANTORS, TO THE EXTENT OTHERWISE ENTITLED THERETO, HEREBY IRREVOCABLY WAIVES ANY PRESENT OR FUTURE RIGHT OF THE BORROWER OR ANY OF THE GUARANTORS TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS ARE OR BECOME A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OR IN WHICH THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT OF, ANY RELATIONSHIP BETWEEN THE BORROWER, ANY OF THE GUARANTORS OR ANY SUCH PERSON AND THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS.

h.	The Borrower and the Guarantors hereby warrant and represent to the Administrative Agent and the Lenders that the Borrower and the Guarantors have each read and understand each of the terms and conditions of this Agreement and that they are entering into this Agreement freely and voluntarily, without duress, after having had an opportunity for consultation with independent counsel of their own selection, and not in reliance upon any representations, warranties, or agreements made by the Administrative Agent or the Lenders and not set forth in this Agreement.

i.	This Agreement shall be deemed to constitute one of the “Credit Documents” for all purposes under the Credit Agreement or any of the other Credit Documents.

j.	The Borrower and the Guarantors shall execute such instruments and documents as the Administrative Agent and the Lenders may from time to time request in connection with the Credit Agreement and the other Credit Documents, this Agreement and the arrangements contemplated hereby.

k.	This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument as of the date first written above.

CYBEX INTERNATIONAL, INC.

By /s/ Arthur W. Hicks, Jr.

Print Name:	Arthur W. Hicks, Jr.

Title: Vice President

CYBEX CAPITAL CORP.

By /s/ Arthur W. Hicks, Jr.

Print Name:	Arthur W. Hicks, Jr.

Title: Vice President

EAGLE PERFORMANCE SYSTEMS, INC.

By /s/ Arthur W. Hicks, Jr.

Print Name:	Arthur W. Hicks, Jr.

Title: Vice President

GENERAL MEDICAL EQUIPMENT, LTD.

By /s/ Arthur W. Hicks, Jr.

Print Name:	Arthur W. Hicks, Jr.

Title: Vice President

LUMEX BED SYSTEMS, INC.

By /s/ Arthur W. Hicks, Jr.

Print Name:	Arthur W. Hicks, Jr.

Title: Vice President

CYBEX FITNESS GERATE VERTRIEBS, GMBH

By /s/ Arthur W. Hicks, Jr.

Print Name:	Arthur W. Hicks, Jr.

Title: Vice President

TECTRIX FITNESS EQUIPMENT, INC.

By /s/ Arthur W. Hicks, Jr.

Print Name:	Arthur W. Hicks, Jr.

Title: Vice President

AGREED:

The undersigned UM Holdings Ltd. And John Aglialoro hereby executes this Agreement to signify their consent to the provisions of Paragraphs 5(i) and 7(e) hereof and agree to execute the release described in Paragraph 7(e).

UM HOLDINGS LTD.

By /s/ John Aglialoro

Print Name: John Algialoro

Title: President

/s/ John Aglialoro
John Aglialoro

AGREED AND ACCEPTED BY:

WACHOVIA BANK NATIONAL ASSOCIATION, as Administrative Agent and a Lender

By: /s/ Ron R. Ferguson
Print Name: Ron R. Ferguson
Title: Managing Director

FLEET NATIONAL BANK, as Lender

By: /s/ Kevin M. Behan
Print Name: Kevin M. Behan
Title: Vice President

FLEET CAPITAL CORPORATION, as Lender

By: /s/ Robert A. Mahoney
Print Name: Robert A. Mahoney
Title: Senior Vice President

SCHEDULE1

The Borrower hereby certifies to the Administrative Agent and the Lenders that the only Defaults or Events of Default existing under the Credit Agreement are the following:

1.	The Borrower has failed to comply with the financial performance covenants contained in Section 5.9 of the Credit Agreement for periods through March 31, 2003.

2.	The Borrower has failed to make payment of the Deferred Fee which was due on March 31, 2003.

3.	The Borrower has failed to make payments of principal on the Term Loans which were due on April 1, 2003 and May 1, 2003.

4.	The Borrower’s audited financial statements for the year ended December 31, 2002 include a “going Concern” qualification in the accompanying auditor’s report in violation of the provisions of Section 5.1 (a) of the Credit Agreement.